Exhibit 99.1

Anebulo Pharmaceuticals Appoints Kenneth Cundy, Ph.D., as Chief Scientific Officer

AUSTIN, Texas (May 24, 2022) – Anebulo Pharmaceuticals, Inc. (Nasdaq: ANEB), a clinical-stage biopharmaceutical company developing novel solutions for people suffering from acute cannabinoid intoxication (ACI) and substance abuse disorder (the “Company” or “Anebulo”), today announced the appointment of Dr. Kenneth Cundy, Ph.D. as Chief Scientific Officer of the Company. Dr. Cundy is a highly respected scientist having innovated and developed multiple therapeutics throughout his career.

“I am thrilled to welcome Ken to the Anebulo team, his expertise in drug development comes at an opportune time for the Company as we advance ANEB-001 through human clinical trials for acute cannabinoid intoxication,” said Simon Allen, Chief Executive Officer of Anebulo. “Ken’s broad experience in drug discovery, preclinical and clinical development, and product approval spans more than 30 years with various companies and includes blockbuster drugs such as Gilead’s HIV drug tenofovir and the filing of more than 15 INDs and 6 NDAs.”

In addition to his extensive drug development experience, Dr. Cundy has a proven record of successful innovation, with 50 issued U.S. and over 100 international patents to his name. He also has extensive experience in interacting with partners, the FDA, and international regulatory agencies.

“I look forward to leading Anebulo’s research and development initiatives as we advance ANEB-001 into later stage clinical trials,” said Dr. Cundy. “I am particularly impressed by the compelling pharmacology of our lead program and the exciting data generated to date. Together, with the rest of the Anebulo team, we have the opportunity to deliver a groundbreaking therapy for ACI to treat this serious and rapidly growing unmet need.”

Prior to joining Anebulo, Dr. Cundy served as Chief Scientific Officer at CohBar, Inc., a publicly-traded biotechnology company developing therapeutics targeting chronic and age-related diseases, where he built and expanded a technology platform around novel analogs of regulatory peptides encoded in the mitochondrial genome, advanced their lead program from pre-clinical to successful clinical proof of concept for NASH and obesity, and secured these innovations with multiple issued patents. Before CohBar, Dr. Cundy was Chief Scientific Officer at XenoPort, Inc., a biopharmaceutical company focused on therapeutics for neurological disorders. He was coinventor of XenoPort’s approved drug Horizant®, and led efforts from discovery to development and approval for the treatment of postherpetic neuralgia and restless legs syndrome in the US and Japan. Previously, Dr. Cundy held various positions at Gilead Sciences, Inc. where he was a key contributor to the development of Gilead’s antiviral franchise, including blockbuster drugs such as Viread®, Hepsera®, Vistide®, and Tamifu®. He was coinventor of Gilead’s transformational blockbuster drug tenofovir disoproxil, approved and marketed as single (Viread®), double (Truvada®), triple (Atripla®) and quadruple (Complera® and Stribild®) therapies for HIV. Dr. Cundy started his scientific career at Sterling Winthrop, a pharmaceutical division of Eastman Kodak Company, where he led efforts to design and evaluate novel formulation technologies exploiting Kodak’s historical capabilities. He was coinventor of Nanocrystal® technology, a novel formulation approach for poorly soluble drugs that was subsequently used in many approved drug products. Dr. Cundy received a B.S. in pharmacy from the University of Manchester and was registered as a pharmacist in the United Kingdom before earning a Ph.D. in pharmaceutical sciences from the University of Kentucky and postdoctoral training in Biochemistry at the University of California, Berkeley.

About Anebulo Pharmaceuticals, Inc.

Anebulo Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company developing novel solutions for people suffering from acute cannabinoid intoxication and substance abuse disorder. Its lead product candidate, ANEB-001, is currently in a Phase 2 clinical trial (www.clinicaltrials.gov/ct2/show/NCT05282797) to evaluate its utility in reversing the negative effects of acute cannabinoid intoxication within one hour of administration. This trial is being run in the Netherlands by the Centre for Human Drug Research (CHDR). ANEB-001 is a competitive antagonist at the human cannabinoid receptor type 1 (CB1). For further information about Anebulo, please visit www.anebulo.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, along with terms such as “anticipate,” “expect,” “intend,” “may,” “will,” “should” and other comparable terms, involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Those statements include statements regarding the intent, belief or current expectations of Anebulo Pharmaceuticals and members of its management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including risks attendant to developing, testing and commercializing the company’s product candidates, and those described in Anebulo Pharmaceutical’s most recent annual report on Form 10-K and in other periodic reports filed with the SEC, and that actual results may differ materially from those contemplated by such forward-looking statements. Except as required by federal securities law, Anebulo Pharmaceuticals undertakes no obligation to update or revise forward-looking statements to reflect changed conditions.

CONTACTS:

Anebulo Pharmaceuticals, Inc.

Scott Anderson

Head of Investor Relations and Public Relations

(858) 229-7063

scott@anebulo.com

Rex Merchant

Chief Financial Officer

(512) 598-0931

IR@anebulo.com

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